Exhibit 99.1

(1)                                  On February 4, 2005, Mr. Zaken resigned from the board of directors of AEP Industries Inc.  Mr. Zaken is associated with Apollo Management V, L.P. (“Management”) and its affiliated investment managers.  Management serves as the manager of each of Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands V (B), L.P., Apollo German Partners V GmbH & Co. KG and AP-BHI Investments, L.P. (collectively, the “Apollo Members”), which are all members of BHI Investment, LLC, which is the sole stockholder of BHI Acquisition Corp., which is the sole member of Borden Holdings, LLC (“Holdings”).  On February 4, 2005, Holdings sold 2,174,268 shares of common stock of AEP Industries Inc. of the 2,174,418 shares of AEP Industries common stock that it held.  Following the sale, Holdings is the record owner of 150 shares of common stock of AEP Industries.  Mr. Zaken, who became a director of AEP Industries after Holdings acquired the shares of common stock of AEP Industries, disclaims beneficial ownership of all securities held or sold by Holdings or indirectly by Management, the Apollo Members, BHI Investment, LLC. or BHI Acquisition Corp.  The filing of this Statement and the amounts reported herein shall not be deemed an admission that Mr. Zaken is or was the beneficial owner of, or has or had any interest in, any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.